Exhibit 10.1

July 25, 2023

Dear CJ,

Temporary Relocation

On behalf of ServiceNow, Inc. (the “Company”), we are pleased to offer you the opportunity of a temporary relocation (the "Relocation”) from California (your “Home State”) to New York (your “Host State”), effective from 8/1/23 to 7/31/24 (the “Term”). All Company policies and the terms of your employment with the Company will remain applicable to you throughout your Relocation, and this letter of understanding (“Letter”) outlines the additional terms and conditions of your Relocation.

Relocation Benefits

ServiceNow will assist you with the following benefits:

•Housing Allowance: During the Term, the Company will provide you with a monthly rent benefit of $32,000 (net) to cover the lease at . Rent will be paid on your behalf directly to the landlord via PLUS Relocation Company.

During the Term, the Company also agrees to provide reimbursement of the following monthly housing utilities and annual liability insurance expenses:

◦Water, and electricity (hot water & gas will be paid by landlord)
◦Garbage/sewage charges
◦Basic cable
◦Standard internet
◦Liability & renters insurance

Proof of payment is required for all expense reimbursements.

•Security Deposit: The Company has paid the required $32,000 on your behalf to secure the housing lease agreement. Since the lease is in your name, the security deposit will be returned to you when you vacate the property, and you agree to refund the security deposit in full back to the Company. You are required to review and observe the terms and conditions of the lease and will be responsible for the condition of the housing, fixtures, and any furniture. At the end of the lease, any amounts deducted from the housing deposit for the wear and tear of the leased house, would be your personal responsibility to cover.

•Tax Assistance: If any of the benefits set out in this Letter are deemed to be taxable based on applicable tax laws, the Company will provide tax assistance to offset the tax liabilities to the applicable tax authorities in respect of such allowance benefits.

•Tax Protection: The Company will tax protect your “Stay-At-Home Income” only (as defined below) to help ensure that this Relocation work arrangement does not create an extra tax burden due to the different state tax treatment in your Host State. Your income and social security tax burden in respect of the foregoing will remain at a similar level as if you were employed solely in your Home State. You will be responsible to pay what you would have paid in taxes had you stayed in the Home State. The Company will reimburse any Excess Tax Liability Payment you have incurred in the Home State and Host State.

After finalization of your Home State and Host State personal income tax returns, the Company’s global tax partners, Ernst & Young (“EY”), will prepare a separate tax protection calculation on a stay-at-home basis to determine whether there is any excess tax liability payment payable to you, on your personal and social taxes.

Following completion of the above calculation, the Company will reimburse any Excess Tax Liability Payment (as defined below) you have incurred, if any, on a fully grossed-up basis in relation to the Term period. Any amounts payable by the Company or by you must be settled within 30 days of the completion of the tax protection analysis.

This arrangement could extend beyond the Term Period, if subsequent tax year(s) are impacted by trailing liability reporting.

“Stay-At-Home Income” shall mean: Your base salary, earned commissions, and any equity income upon initial vesting event but not upon subsequent sale. It does not include any personal income outside of ServiceNow compensation (e.g., capital gains)

“Excess Tax Liability Payment” shall mean: Any additional tax payment that you may have incurred on your personal tax returns (as compared to your stay-at-home tax liability, had you not been on the Term).

•Trailing Liability Reporting: The Company agrees to tax protect you for trailing liability taxes related only to your ServiceNow equity income (such as RSU and ESPP) in subsequent tax year(s) in which a New York State tax may be incurred in direct relation to the Relocation.

•Tax Support: In relation to the Term relocation, the Company will provide you with the services of our global tax service provider, Ernst & Young, to assist with preparation of your tax returns for the year of transfer and any subsequent tax years authorized for trailing liabilities in accordance with the above will be agreed between you and the Company on an annual basis.

Resignation and Termination of Your Employment During Your Relocation

If, at any time during your Relocation, your employment with the Company is terminated without “Cause” (as defined in your Employment Agreement dated October 31, 2017) or you resign for “Good Reason” (as defined in your Employment Agreement dated October 31, 2017), your eligibility for the relocation benefits set forth in this Letter will cease on the date of your termination. In addition, you will receive the tax protection and tax support described above.

Alternatively, if you resign without Good Reason or your employment is terminated for Cause at any time during your Relocation, your eligibility for the relocation benefits set forth in this Letter will cease on the date of your termination. Any and all expenses you incur subsequent to your date of termination will be your responsibility alone, and the Company will not be responsible for costs you incur in departing from or remaining in the Host State. Further, the provision of tax protection and tax support will remain in the sole discretion of the Company.

In addition, if you resign or your employment is terminated for Cause at any time during your Relocation, you will be required to repay the Company the total cost of the relocation assistance incurred by the Company on your behalf (including, for the avoidance of doubt, any gross up payments made for tax protection purposes), save that your repayment obligation will be reduced by 1/12th for each month of service you complete following the start date of your Relocation. Thereafter, no repayment shall be required. You agree to repay all amounts due to the Company within ten (10) calendar days following your termination date and you hereby authorize the Company to withhold such amount from any amounts owed to you by the Company, to the extent legally permitted. Details of the total cost will be provided to you in due course, once available. You further agree to execute any documents and/or agreements necessary at the time the reimbursement is triggered to authorize the Company to withhold such amount from any amounts owed to you by the Company, to the extent legally permitted.

At-Will Employment

This Letter is not an employment offer or employment contract or a guarantee of continued employment. Your employment with the Company remains “at-will” and the terms of your employment with the Company, including your At-Will Employment, Confidential Information and Invention Assignment Agreement, and Arbitration Agreement will remain in effect throughout your Relocation.

To indicate your acceptance of the benefits outlined above as well as your repayment obligations, please sign below and return this letter to the Global Mobility Team no later than July 31, 2023. Should you have any questions or concerns, please do not hesitate to contact at .

Our best wishes for your success in your new location!

Sincerely,

/s/ Jacqui Canney
Jacqui Canney
CHRO - On Behalf of ServiceNow – AMS

ACCEPTED AND AGREED:

By : /s/ CJ Desai Date : July 28, 2023
CJ Desai